Exhibit 6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares and/or ADSs. The Offer  to  Purchase, as defined below, is made solely by the Chilean Prospectus (the “Prospectus”) and U.S. Supplement  (the  “U.S. Supplement”) dated December 23, 2008 and the related Form of Acceptance and ADS Letter of Transmittal and any amendments or supplements thereto. The Offer to Purchase is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the  making of the Offer to Purchase or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Bidder may, in its discretion, take such action as it may deem necessary to make the Offer to Purchase in any jurisdiction and extend the Offer to Purchase to holders in such  jurisdiction.  In those  jurisdictions  where it is required that the Offer to Purchase be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

Any and All of the Outstanding Shares of Common Stock and

Any and All of the Outstanding American Depositary Shares

of

DISTRIBUCIÓN Y SERVICIO D&S S.A.

at

U.S. $0.408 Net Per Share of Common Stock

U.S. $24.48 Net Per American Depositary Share

(each representing 60 Shares of Common Stock)

by

INVERSIONES AUSTRALES TRES LIMITADA

a limited liability company (sociedad de responsabilidad limitada) indirectly wholly owned by

WAL-MART STORES, INC.

Inversiones Australes Tres Limitada (the “Bidder”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirectly wholly owned subsidiary of Wal-Mart Stores, Inc. (“Wal-Mart”), a publicly held stock corporation organized under the laws of Delaware, has commenced an offer in Chile and hereby offers to purchase (a) any and all of the outstanding shares of common stock, no par value (the “Shares”), of Distribución y Servicio D&S S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile from all holders of Shares, including holders resident in the United States (the “U.S. Holders”), for $0.408 per Share and (b) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 60 Shares, for $24.48 per ADS, in each case payable in U.S. dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Prospectus and U.S. Supplement dated December 23, 2008 (the “Offer to Purchase”) and in the related Form of Acceptance and ADS Letter of Transmittal (which, as the same may be amended and supplemented from time to time, constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M., MIDNIGHT, CHILEAN TIME, ON JANUARY 22, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in reliance on the exemption from certain requirements of Regulation 14D and Regulation 14E of the U.S. Securities Exchange Act of 1934, as amended, provided by Rule 14d-1(c).

Under the terms of the Offer, a holder of Shares has the option to receive the tender offer consideration in an equivalent amount in Chilean pesos calculated using the average of the dólar observado exchange rates published by the Banco Central de Chile in the Diario Oficial de la Republica de Chile for the six consecutive business day period ending on the business day that the Offer is paid in Chile (which is four business days after publication of the Notice of Outcome referred to in the Prospectus).

As of the date hereof, the Company has not taken a position with respect to the Offer.

The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offer, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Offer, an opinion as to whether tendering into the Offer is in the best interests of holders of Shares.

Tendering holders of Shares who have Shares registered in their own name and who tender directly to the Share Receiving Agent, as defined in the Offer to Purchase, will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to the ADS Receiving Agent, as defined in the Offer to Purchase, will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the Offer. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, and such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee to such broker or nominee.

As of December 18, 2008, there were 6,520,000,000 Shares issued and outstanding on a fully diluted basis, including approximately 213,368,040 Shares, or approximately 3.3% of the total Shares, evidenced by ADSs. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) of the Offer a number of Shares (including Shares represented by ADSs) that represent at least 50.01% of the total number of outstanding Shares on a fully diluted basis (including Shares represented by ADSs).

For purposes of the Offer, the Bidder shall be deemed to have accepted for payment tendered Shares and ADSs when and if the Bidder gives oral or written notice to the Share Receiving Agent or the ADS Receiving Agent, as applicable, of its acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Share Receiving Agent, which will act as agent for the tendering holders of Shares, or the ADS Receiving Agent, which will act as agent for the tendering holders of ADSs, respectively, for the purpose of receiving payments from the Bidder and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Share Receiving Agent of the information and documents listed in the Prospectus and U.S. Supplement and a properly completed and duly executed Form of Acceptance (or a copy thereof provided the signature is original) and all other required documents. Payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Receiving Agent of American Depositary Receipts (“ADRs”) evidencing such tendered ADSs or a book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the U.S. Supplement) confirming transfer of such tendered ADSs into the ADS Receiving Agent’s account at the Book-Entry Transfer Facility (as defined in the U.S. Supplement), and all other required documents.

Under no circumstances will the Bidder pay interest on the purchase price to be paid for Shares and ADSs pursuant to the Offer regardless of any delay in making such payments or extension of the expiration date.

The Offer is currently scheduled to expire at 12:00 a.m., midnight, Chilean time, on Thursday, January 22, 2009 (the “Expiration Date”), unless and until the Bidder, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by the Bidder, shall expire.

The Bidder reserves the right, at any time or from time to time, in its sole discretion, to extend for any reason the period of time during which the Offer remains open by giving oral or written notice of such extension to the Share Receiving Agent and the ADS Receiving Agent and making a public announcement thereof.

Tenders of Shares and ADSs made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that should Bidder not publish the Notice of Outcome, as defined in the Prospectus, on the third day following the expiration of the effective term of the Offer, the shareholders may withdraw their acceptances as from such third date until publication of the Notice of Outcome. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Share Receiving Agent for withdrawal of Shares or by the ADS Receiving Agent for withdrawal of ADSs, as applicable, at the appropriate address as set forth on the back cover of the U.S. Supplement. Any such notice of withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADSs. If the Shares or ADSs to be withdrawn have been delivered to the Share Receiving Agent or the ADS Receiving Agent, as applicable, a signed notice of withdrawal (with such signature guaranteed by an Eligible Institution (as defined in the U.S. Supplement) in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular títulos or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn ADSs. ADSs tendered by the book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility and such withdrawal must comply with the Book-Entry Transfer Facility’s procedures. None of the Bidder, Wal-Mart, the Share Receiving Agent or the ADS Receiving Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash for Shares and/or ADSs pursuant to the Offer by a U.S. Security Holder (as defined in the U.S. Supplement) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws, including Chilean income tax laws. Holders of Shares and/or ADSs are encouraged to consult their tax advisors with respect to the particular tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

A request has been made to the Company for the use of its stockholder registry and security position listings for the purpose of disseminating the Offer to U.S. Holders of Shares and holders of ADSs. The Prospectus, U.S. Supplement and the related Form of Acceptance and ADS Letter of Transmittal, and other relevant documents will be mailed to record U.S. Holders of Shares and holders of ADSs and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares and/or ADSs.

The Prospectus and U.S. Supplement and the related Form of Acceptance and ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its telephone number set forth below. Additional copies of the U.S. Supplement, the Prospectus, the Form of Acceptance, the ADS Letter of Transmittal and other tender offer documents may be obtained free of charge from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Bankers and Brokers Call: (212) 440-9800

All Others Call Toll Free: (888) 350-3512

December 23, 2008